Exhibit (d)(2)
CONFIDENTIALITY, NON-DISCLOSURE AND NON-SOLICITATION AGREEMENT
     THIS AGREEMENT (“Agreement”) is made effective as of November 9, 2009 (“Effective Date”) by and between TRUSTCO HOLDINGS, INC., located at 400 Field Drive, Lake Forest, Illinois 60045, (“Trustco”) and HEALTH FITNESS CORPORATION located at 1650 West 82nd Street, Suite 1100, Minneapolis, Minnesota 55431 (“HealthFitness”).
     WHEREAS, Trustco and HealthFitness (each, a “Party” and collectively, the “Parties”) are pursuing discussions regarding a potential business relationship and/or transaction between them (a “Transaction”); and
     WHEREAS, each Party possesses certain confidential and proprietary information related to its respective business and activities that may be disclosed in connection with a Transaction; and
     WHEREAS, the Parties wish to continue to conduct their discussions in a manner that will preserve the confidentiality of the Confidential Information (as defined below) and a Transaction;
     NOW, THEREFORE, in consideration of the continuing discussions between the Parties concerning a Transaction and the mutual exploration of opportunities and advantages related to that Transaction, and in consideration of the premises and mutual agreements contained herein, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, the Parties acknowledge and agree as follows:
1.  Definitions. The following terms shall have the following meanings:
(a)	“Confidential Information” means, as to any Party, the proprietary or confidential information of that Party including, without limitation, all documents, information, knowledge or data relating to that Party’s financial condition, financial information, actuarial information and methodologies, managerial methods, customers, suppliers, research, product design, services, marketing, sales strategies, pricing, contract terms, facilities, ideas, inventions, discoveries, processes, developments, soft-ware, data-bases, know-how, purchasing methods, sales forecasts, strategic plans, advertising, and any other information, knowledge or data concerning, relating to or derived from the business affairs of that Party which is not generally known by the public at large, whether revealed to date or revealed during or as a result of ongoing discussions between the Parties and regardless of the form, manner or medium by which the Confidential Information is recorded or disclosed.

(b)	“Disclosed Information” means, as to a Party, Confidential Information of that Party that is (i) disclosed to any Receiving Party, regardless of the form, manner or medium of disclosure, by a Disclosing Party, and (ii) if the Disclosed Information is written, conspicuously marked by the Disclosing Party as “Confidential”.

(c)	“Disclosing Party” means the Party, including any and all Representatives (as defined below) of that Party, disclosing, or causing the disclosure of, its Confidential Information.

(d)	“Receiving Party” means the Party, including any and all Representatives (as defined below) of that Party, receiving Confidential Information regarding the other Party.

(e)	“Representatives” means, with respect to a Party, all officers, directors, employees, agents, consultants, representatives, bankers and professional advisors of that Party authorized by that Party to disclose or receive Confidential Information on behalf of that Party.
Health Fitness NDA — November 9, 2009

2.	Confidentiality. Each Party acknowledges and agrees that all Disclosed Information it receives as a Receiving Party shall be held in strict confidence by the Receiving Party and its Representatives and shall be used for the specific purpose set forth in Section 4 below. Each Party undertakes and agrees to use, and to cause each of its Representatives to use, to the extent that Party or its Representatives are a Receiving Party, all commercially reasonable means to safeguard the confidentiality of all Disclosed Information in the same manner that the Receiving Party safeguards its own Confidential Information.

3.	Limitations on Confidentiality. Notwithstanding any other provision of this Agreement it is expressly understood and agreed that no Party nor its Representatives shall be liable for the disclosure of any Disclosed Information it receives as a Receiving Party if the Disclosed Information (a) is in the public domain at the time it is disclosed; or (b) was known to the Receiving Party on a non-confidential basis prior to the time of its initial receipt from the Disclosing Party; or (c) is disclosed with the Disclosing Party’s express prior written approval; or (d) subject to the provisions of Section 5 below, is disclosed pursuant to the requirement of applicable law, court order, administrative agency or other governmental authority; or (e) was developed independently by the Receiving Party prior to disclosure by the Disclosing Party, as demonstrated by the Receiving Party’s records; or (f) became lawfully available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives which, to the knowledge of the Receiving Party after reasonable inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to Disclosing Party.

4.	Use of Disclosed Information. Except for the sole and specific purpose of evaluating and pursuing a Transaction or as may be required by law, no Party shall directly or indirectly use any Disclosed Information for any other purpose. No Party shall have any right, title or interest in or to the Disclosed Information of the other Party or in any work product developed by or on behalf of the Receiving Party based on or derived from, in whole or in part, on any Disclosed Information. Each Party shall (a) take all commercially reasonable steps to ensure that access to Disclosed Information is limited solely to those Representatives of that Party on a “need to know” basis for the sole purpose of evaluating a Transaction, and (b) prior to the disclosure of any Disclosed Information to a Representative, notify that Representative of the terms of this Agreement and his, her or its obligation to safeguard the confidentiality of all Disclosed Information disclosed to that Representative. Each Party is and shall be liable for any breach of the provisions of this Agreement committed by its Representatives.

5.	Disclosures Required by Law. If a Receiving Party or its Representative receives a request or demand to disclose all or any part of the Disclosed Information under the terms of a subpoena or order issued by a court of competent jurisdiction, an agency of any State of the United States or of any other jurisdiction in which it conducts business, or otherwise, the Receiving Party agrees to promptly notify the Disclosing Party of the existence, terms and circumstances surrounding the request so that the Disclosing Party may, at its option, seek a protective order or other appropriate relief or remedy and/or waive compliance with the terms of this Agreement. If a protective order or other remedy is not timely sought or obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party agrees to furnish only that portion of the Disclosed Information which in the reasonable judgment of its counsel is legally required and to use all commercially reasonable efforts to ensure that confidential treatment will be accorded such Disclosed Information.

6.	Term. Each Party agrees that the covenants, agreements and obligations of the Parties set forth in this Agreement shall survive for a period of three (3) years from the Effective Date.

7.	Accuracy and Completeness. Notwithstanding any other provision of this Agreement, the Parties acknowledge that the execution of this Agreement does not constitute a representation or warranty as to the accuracy or completeness of the Disclosed Information and, except as may otherwise be set forth in definitive purchase or other agreements relating to a Transaction, the Disclosing Party shall have no liability relating to or arising from the use of the Disclosed Information by the other Party.

8.	Return of Confidential Information. Promptly upon request for any reason by the Disclosing Party or upon termination of discussions between the Parties regarding a possible Transaction, the Receiving Party shall return or destroy all Disclosed Information and all other records, materials, equipment, drawings, documents, data, notes or any other work product and other embodiments of information it has acquired or developed pertaining to the Disclosed information, including all copies thereof and shall make no further use of any such Disclosed Information. If a Receiving Party chooses to destroy the Disclosed Information, an officer of the Receiving Party shall provide a written certification of such destruction to the Disclosing Party within thirty (30) days of the foregoing request or termination of discussions. Notwithstanding the foregoing, the legal department of the Receiving Party may retain one copy of the Disclosed Information in its files subject to the confidentiality provisions contained herein.

9.	Non-solicitation. In consideration of the covenants set forth herein, each Party agrees for a period of two years from the date of this Agreement that neither it nor any of its subsidiaries or parents shall, directly or indirectly, solicit to employ or engage any of the other Party’s employees with whom it has had contact or who become known to it in connection with the consideration of a potential Transaction; provided, however, that the foregoing shall not prohibit any Party from soliciting any person for employment by means of general advertising or if the person in question has left the employ of the other Party.

10.	Binding Effect; Assignment. All covenants, agreements and obligations under this Agreement shall bind and inure to the benefit of the respective agents, employees, successors and permitted assigns of the Parties hereto. Except with the prior written consent of the other Party, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a Party.

11.	Non-Binding Discussions. This Agreement shall not in any manner obligate any Party to proceed in any manner with a Transaction. The Parties agree that no binding agreement or understanding has been made and that only preliminary, non-binding discussions have taken place to date. The Parties also acknowledge and agree that (a) unless and until a final definitive agreement regarding a Transaction between the Parties has been executed and delivered, no Party will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein, and (b) each Party reserves the right, at its sole discretion, to reject any and all proposals made by a Party or any of its Representatives with regard to a possible Transaction between the Parties, and to terminate discussions and negotiations with the Parties at any time.

12.	Confidential Nature of Discussions. Without prior written authorization of the other Party, each Party agrees that it will not disclose to any third party (other than to Representatives on a “need to know” basis) the existence and/or nature of the discussions between the Parties regarding a potential Transaction.

13.	Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the Parties agree such holding shall not invalidate or render unenforceable any other provision hereof and that this Agreement shall be construed as restricting, limiting or eliminating the particular provision held to be invalid or unenforceable so as to render the entire Agreement valid and enforceable to the fullest extent possible. The Parties further agree that the holding by any court of competent jurisdiction that any remedy pursued by the other Party is unavailable or unenforceable shall not affect in any way the ability of such Party to pursue any other remedy available to it.
14.	Enforcement; Prevailing Party. In addition to any other remedies that a Party may have a law or in equity, each Party will have the right to specific performance and injunctive or other equitable relief necessary to prevent a breach or continuing breach of this Agreement. If one Party brings an action against the other Party for breach of this Agreement, the prevailing Party in such suit shall be entitled to its costs of suit and reasonable attorney’s fees and costs.

15.	Entire Agreement, Amendments and Waivers. This Agreement contains the entire understanding of the Parties hereto with regard to the subject matter contained herein and supersedes all prior agreements or understandings between the Parties hereto. This Agreement may not be amended or terminated or any right or obligation hereunder waived other than by a written instrument signed by the Party against whom enforcement of such amendment, termination or waiver is sought. No waiver by any Party of any condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances shall be deemed or construed to be a further and continuing waiver of any such condition or breach or as a waiver of any other condition or breach of any other term, covenant, representation or warranty of this Agreement.

16.	Governing Law; Consent to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to its conflicts of laws principles. The Parties hereby agree to submit to the non-exclusive jurisdiction of the state and federal courts of the State of Illinois for the purpose of any such action or other proceeding arising out of or related to this Agreement.

17.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
   IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TRUSTCO HOLDINGS, INC.		HEALTH FITNESS CORPORATION

By:	/s/ Sara Lee Keller	By:	/s/ GREGG O. LEHMAN
	Print Name: Sara Lee Keller		Print Name: GREGG O. LEHMAN
	Title: SVP		Title: PRESIDENT & CEO

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